UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 8, 2008

IMPERIAL CAPITAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33199	95-4596322

(State or other jurisdiction	(Commission File No.)	(IRS Employer
jurisdiction of incorporation)	Identification Number)

888 Prospect Street, Suite 110, La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 551-0511

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

    On August 8, 2008, in connection with its most recent examination by the Federal Deposit Insurance Corporation (FDIC), the members of the Board of Directors of Imperial Capital Bank (the Bank), La Jolla, California, a wholly owned subsidiary of Imperial Capital Bancorp, Inc. (the Company), entered into an informal supervisory agreement (a memorandum of understanding) with the FDIC and the California Department of Financial Institutions (DFI) to address certain matters raised in the examination.  Under the terms of the agreement, we have agreed, among other things, to: (i) formulate a plan to reduce the Bank’s risk exposure to certain classified assets and loan concentrations, (ii) improve the internal and external loan grading process, (iii) improve the credit underwriting and administrative functions in connection with our construction lending process, (iv) review and improve the Bank’s methodology regarding determining the adequacy of its allowance for loan losses, as well as establishing an appropriate reserve allocation for its unfunded loan commitments, (v) develop and implement a strategic plan to improve earnings and other key regulatory financial ratios, and (vi) reduce the Bank’s reliance on volatile funding sources.  The Company and the Bank are actively engaged in responding to the concerns raised in this memorandum of understanding.  Compliance with the terms of the memorandum of understanding is not expected to have a material adverse effect on Imperial Capital Bank or Imperial Capital Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            IMPERIAL CAPITAL BANCORP, INC.

Date: August 14, 2008	By: /s/ Timothy M. Doyle
Timothy M. Doyle Executive Managing Director and Chief Financial Officer